Exhibit 99.1

NWPX Infrastructure, Inc. Announces Third Quarter 2025 Financial Results

•	Record net sales of $151.1 million, an increase of 16.0% year-over-year and record gross profit of $32.2 million, an increase of 19.0% year-over-year
•	Record net sales of $103.9 million for the Water Transmission Systems segment (“WTS”), an increase of 20.9% year-over-year and record gross profit of $22.1 million for WTS, an increase of 33.0% year-over-year
•	Net income of $13.5 million, or $1.38 per diluted share
•	Backlog[1] of $257 million for WTS; backlog including confirmed orders[2] of $301 million
•	Order book[3] of $55 million for the Precast Infrastructure and Engineered Systems segment (“Precast”)
•	Repurchased $15.8 million of common stock year-to-date through September 2025, representing 3.8% of the Company’s shares outstanding

VANCOUVER, Washington—October 29, 2025—NWPX Infrastructure, Inc. (NASDAQ: NWPX) (the “Company”), a leading manufacturer of water-related infrastructure products, today announced its financial results for the third quarter ended September 30, 2025. The Company will broadcast its third quarter 2025 earnings conference call on Thursday, October 30, 2025 at 7:00 a.m. PT.

Management Commentary

“We delivered our strongest quarter in Company history, achieving consolidated revenue of $151.1 million, up 13.4% compared to the previous quarter, and a gross margin of 21.3%, reflecting 230 basis points of sequential quarter margin expansion,” said Scott Montross, President and Chief Executive Officer of NWPX Infrastructure, Inc. “Our enhanced profitability led to another quarter of strong operating cash flow generation totaling $21.0 million. These results reflect the continued strength of our WTS and Precast businesses and the exceptional execution of our teams.”

Mr. Montross continued, “Our WTS business delivered record revenue of $103.9 million and record gross profit of $22.1 million, with gross margin expanding nearly 350 basis points over the prior quarter to 21.3%. These results were driven by stronger than anticipated customer shipping requirements and strong project pricing levels. Our backlog including confirmed orders remained above $300 million at quarter-end, despite the elevated shipping activity, positioning us well for continued strength throughout the fourth quarter. Our Precast business also continued to perform well with revenue only slightly below the record level achieved last quarter on relatively consistent margins. We have continued to see improving momentum in the non-residential portion of our Precast business, which should be a key driver for Precast margin improvement moving forward.”

Mr. Montross concluded, “As we look ahead into the fourth quarter and manage through the seasonally slower period impacted by weather and holidays, we anticipate WTS revenue and margins comparable to last year’s levels, while Precast revenue and margins are expected to show a modest year-over-year improvement. In addition, we expect the fourth quarter to be the strongest project bidding period of 2025 which should result in backlog growth and enable us to enter 2026 from a position of strength. Our record third quarter 2025 results continue to demonstrate the resilience of our business model, the durability of our end markets, and the exceptional commitment of our employees who continue to drive performance across both segments.”

Third Quarter 2025 Financial Results

Consolidated

•	Net sales increased 16.0% to $151.1 million from $130.2 million in the third quarter of 2024.
•	Gross profit increased 19.0% to $32.2 million, or 21.3% of net sales, from $27.0 million, or 20.8% of net sales, in the third quarter of 2024.
•	Net income was $13.5 million, or $1.38 per diluted share, compared to $10.3 million, or $1.02 per diluted share, in the third quarter of 2024. The third quarter of 2025 marked the highest net income in the Company’s history aside from the third quarter of 2018 which included a $21.9 million bargain purchase gain associated with the acquisition of Ameron Water Transmission Group, LLC.[4]

Water Transmission Systems Segment (WTS)

•	WTS net sales increased 20.9% to $103.9 million from $85.9 million in the third quarter of 2024 driven by a 14% increase in tons produced resulting from changes in project timing and a 6% increase in selling price per ton due to changes in product mix.
•	WTS gross profit increased 33.0% to $22.1 million, or 21.3% of WTS net sales, from $16.6 million, or 19.4% of WTS net sales, in the third quarter of 2024 due to increased volume, including related operational efficiency gains, and changes in product mix.
•	WTS backlog was $257 million as of September 30, 2025 compared to $298 million as of June 30, 2025 and $231 million as of September 30, 2024. Backlog including confirmed orders was $301 million as of September 30, 2025 compared to $348 million as of June 30, 2025 and $282 million as of September 30, 2024.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales increased 6.6% to $47.2 million from $44.3 million in the third quarter of 2024 driven by an 8% increase in selling prices due to changes in product mix, partially offset by a 2% decrease in volume shipped.

•	Precast gross profit decreased 3.4% to $10.0 million, or 21.3% of Precast net sales, from $10.4 million, or 23.5% of Precast net sales, in the third quarter of 2024 primarily due to changes in product mix.
•	Precast order book was $55 million as of September 30, 2025 compared to $56 million as of June 30, 2025 and $57 million as of September 30, 2024.

Balance Sheet, Cash Flow, and Capital Allocation

•	As of September 30, 2025, the Company had $27.6 million of outstanding revolving loan borrowings and additional borrowing capacity of approximately $96 million under the revolving credit facility.
•	Net cash provided by operating activities was $21.0 million in the third quarter of 2025 compared to $22.7 million in the third quarter of 2024 primarily due to a $5.6 million decrease in cash from changes in working capital, partially offset by a $3.8 million increase in net income adjusted for noncash items.
•	Capital expenditures were $7.8 million in the third quarter of 2025 compared to $6.0 million in the third quarter of 2024.
•	The Company repurchased approximately 186,000 shares of its common stock at an average price of $42.90 per share for a total of $8.0 million during the third quarter of 2025, and subsequent to quarter end, through October 28, 2025, the Company repurchased approximately 25,000 additional shares at an average price of $51.95 per share for a total purchase price of $1.3 million pursuant to a Rule 10b5‑1 trading plan.

1 NWPX Infrastructure, Inc. defines “backlog” as the balance of remaining performance obligations under signed contracts for Water Transmission Systems products for which revenue is recognized over time.

2 NWPX Infrastructure, Inc. defines “confirmed orders” as Water Transmission Systems projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 NWPX Infrastructure, Inc. defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment.

4 In the third quarter of 2018 the Company reported net income of $27.8 million, or $2.86 per diluted share which, amongst other non-recurring items, included a bargain purchase gain of $21.9 million associated with our acquisition of Ameron Water Transmission Group, LLC. Without this non-cash item and other non-recurring items reported for that quarter, the adjusted net income reconciled to $2.1 million, or $0.21 per share. See reconciliation of Non-GAAP Financial Measures in our Form 8‑K filed on November 8, 2018 for additional information.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s third quarter 2025 financial results will be held on Thursday, October 30, 2025, at 7:00 a.m. Pacific Time. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Thursday, November 13, 2025, by dialing 1‑844‑512‑2921 in the U.S. or 1‑412‑317‑6671 internationally and entering the replay access code: 13756400.

About NWPX Infrastructure, Inc.

Founded in 1966, NWPX Infrastructure, Inc. is a leading manufacturer of water-related infrastructure products. Under the Northwest Pipe Company brand, the Company is the largest manufacturer of engineered water transmission systems in North America and produces steel casing pipe, bar-wrapped concrete cylinder pipe, and pipeline system joints and fittings. The Company also provides solution-based products for a wide range of markets including high-quality reinforced precast concrete products and lined precast sanitary sewer system components, which are manufactured under the NWPX Geneva brand, as well as water distribution and management equipment including pump lift stations, wastewater pretreatment, and stormwater quality products through the NWPX Park brand. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company’s skilled team is committed to quality and innovation while upholding its core values of accountability, commitment, and teamwork. Headquartered in Vancouver, Washington, the Company operates 13 manufacturing facilities across North America. For more information, please visit www.nwpx.com.

Forward-Looking Statements

Statements in this press release by Scott Montross contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order modifications or cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, product quality assurance failures that result in decreased sales and operating margin, product returns, product liability, warranty, or other claims, international trade policy and regulations, changes in trade policy (in particular with Canada and Mexico) and duties imposed on imports and exports and the related impacts on the Company, economic uncertainty and associated trends in macroeconomic conditions, including potential recession, inflation, and the state of the housing and commercial construction markets, interest rate risk and changes in market interest rates, including the impact on the Company’s customers and related demand for its products, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate future acquisitions into its business and operations that produce accretive financial results, effects of security breaches, computer viruses, and cybersecurity incidents, timing and amount of share repurchases, impacts of U.S. tax reform legislation on the Company’s results of operations, and the impact on its customers and related demand for its products, delays or reductions in state or local government spending due to revisions to federal appropriations brought on by policy changes, staffing levels or the inability to pass budget reconciliation legislation, adequacy of the Company’s insurance coverage, supply chain challenges, the Company’s ability to attract and retain talented employees, impact of geopolitical trends, changes, and events, including the various military conflicts or tensions and the regional and global ramifications of these conditions, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, effectiveness of future implementations or conversions of enterprise resource planning or other key system, material weaknesses in the Company’s internal control over financial reporting and its ability to remediate such weaknesses, impacts of pandemics, epidemics, or other public health emergencies, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2024 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders. This non-GAAP financial measure is provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpx.com.

Contact:

Aaron Wilkins

Chief Financial Officer

NWPX Infrastructure, Inc.

investors@nwpx.com

Or

Addo Investor Relations

nwpx@addo.com

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NWPX INFRASTRUCTURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales:
Water Transmission Systems	$103,866	$85,924	$266,900	$255,454
Precast Infrastructure and Engineered Systems	47,201	44,277	133,464	117,467
Total net sales	151,067	130,201	400,364	372,921

Cost of sales:
Water Transmission Systems	81,750	69,296	217,555	207,603
Precast Infrastructure and Engineered Systems	37,167	33,886	105,929	92,351
Total cost of sales	118,917	103,182	323,484	299,954

Gross profit:
Water Transmission Systems	22,116	16,628	49,345	47,851
Precast Infrastructure and Engineered Systems	10,034	10,391	27,535	25,116
Total gross profit	32,150	27,019	76,880	72,967

Selling, general, and administrative expense	13,113	11,581	39,038	35,220
Operating income	19,037	15,438	37,842	37,747
Other income (expense)	(3)	(66)	25	(287)
Interest expense	(788)	(1,452)	(2,186)	(4,749)
Income before income taxes	18,246	13,920	35,681	32,711
Income tax expense	4,741	3,667	9,149	8,601
Net income	$13,505	$10,253	$26,532	$24,110

Net income per share:
Basic	$1.40	$1.03	$2.70	$2.43
Diluted	$1.38	$1.02	$2.66	$2.40

Shares used in per share calculations:
Basic	9,678	9,919	9,830	9,915
Diluted	9,813	10,055	9,966	10,040

NWPX INFRASTRUCTURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$2,671	$5,007
Trade and other receivables, net	98,134	66,946
Contract assets	96,882	103,422
Inventories	74,521	79,770
Prepaid expenses and other	2,693	7,343
Total current assets	274,901	262,488
Property and equipment, net	155,933	150,456
Operating lease right-of-use assets	88,332	87,747
Goodwill	55,504	55,504
Intangible assets, net	24,016	27,041
Other assets	6,547	6,417
Total assets	$605,233	$589,653

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,994	$2,994
Accounts payable	28,052	27,783
Accrued liabilities	32,265	28,172
Contract liabilities	8,308	11,197
Current portion of operating lease liabilities	4,769	4,987
Total current liabilities	76,388	75,133
Borrowings on line of credit	27,633	24,677
Long-term debt	9,231	11,476
Operating lease liabilities	87,401	85,744
Deferred income taxes	8,421	8,297
Other long-term liabilities	9,807	10,323
Total liabilities	218,881	215,650

Stockholders’ equity:
Common stock	96	99
Additional paid-in-capital	114,246	128,407
Retained earnings	272,863	246,331
Accumulated other comprehensive loss	(853)	(834)
Total stockholders’ equity	386,352	374,003
Total liabilities and stockholders’ equity	$605,233	$589,653

NWPX INFRASTRUCTURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$26,532	$24,110
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and finance lease amortization	11,517	11,255
Amortization of intangible assets	3,025	3,024
Noncash operating lease expense	4,632	4,474
Deferred income taxes	113	(70)
Share-based compensation expense	3,924	3,836
Other, net	1,504	539
Changes in operating assets and liabilities:
Trade and other receivables	(32,200)	(32,267)
Contract assets, net	3,652	6,980
Inventories	5,249	6,252
Prepaid expenses and other assets	4,331	6,358
Accounts payable	(785)	(10,517)
Accrued and other liabilities	3,533	(1,278)
Operating lease liabilities	(3,777)	(3,768)
Net cash provided by operating activities	31,250	18,928

Cash flows from investing activities:
Purchases of property and equipment	(14,964)	(16,609)
Other investing activities	31	62
Net cash used in investing activities	(14,933)	(16,547)

Cash flows from financing activities:
Borrowings on line of credit	132,957	142,883
Repayments on line of credit	(130,001)	(136,664)
Repurchase of common stock	(15,701)	(4,429)
Tax withholdings related to net share settlements of equity awards	(2,313)	(1,449)
Payments on other debt	(2,250)	-
Payments on finance lease liabilities	(1,199)	(1,067)
Other financing activities	(146)	-
Net cash used in financing activities	(18,653)	(726)

Change in cash and cash equivalents	(2,336)	1,655
Cash and cash equivalents, beginning of period	5,007	4,068
Cash and cash equivalents, end of period	$2,671	$5,723